Exhibit (a)(1)(H)

FORM OF EMAIL TO ELIGIBLE OPTIONHOLDERS

CONFIRMING ACCEPTANCE OF ELIGIBLE OPTIONS

From:	BrainsWay Ltd.

Re:	Confirmation of Acceptance of Eligible Options

Thank you for your submission of the Election Form pursuant to the Offer to Exchange Eligible Options for New Options, dated May 4, 2021 (the “Offer Documents”). With this letter, we confirm that BrainsWay Ltd. (“BrainsWay”) has accepted the Eligible Options selected on your Election Form for exchange in the Exchange Offer. Subject to the terms and conditions of the Exchange Offer, as described in the Offer Documents, your Eligible Options will be cancelled and New Options will be granted to you. If you have included in your Election Form an election to tender any options for exchange that do not qualify as Eligible Options, such options will not be accepted by BrainsWay and will remain outstanding subject to their original terms following the expiration of the Exchange Offer. If you have any questions, please contact either Dana Zohar (in Israel) at HRIsrael@brainsway.com or Eileen Riordan (in the United States) at HRUS@brainsway.com

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offer Documents.